EXHIBIT NO. 23.1
EXHIBIT NO. 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-2654) of Colony Bankcorp, Inc. of our report dated June 27, 2022 with respect to the statements of net assets available for benefits of Colony Bankcorp, Inc. 401(k) Plan as of December 31, 2021 and 2020, the related statement of changes in net assets available for benefits for the year ended December 31, 2021, and the related supplemental schedule as of December 31, 2021, which report appears in the December 31, 2021 annual report on Form 11-K of Colony Bankcorp, Inc. 401(k) Plan.

/s/ Mauldin & Jenkins, LLC

Albany, GA
June 27, 2022